Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$182 MILLION FOR THE THIRD QUARTER OF 2015

NEW YORK, November 2, 2015—Loews Corporation (NYSE:L) today reported net income for the three months ended September 30, 2015 of $182 million, or $0.50 per share, compared to $208 million, or $0.55 per share, in the prior year period. For the nine months ended September 30, 2015, net income was $461 million, or $1.25 per share, compared to $383 million, or $1.00 per share, in the prior year period. In 2014, net income for the three month period included income from discontinued operations of $29 million while the nine month period included a loss from discontinued operations of $364 million reflecting the disposition by Loews of HighMount Exploration & Production, LLC and by CNA Financial Corporation of its former life insurance subsidiary.

Book value per share excluding accumulated other comprehensive income (AOCI) increased to $52.59 at September 30, 2015 from $50.95 at December 31, 2014 and $50.32 at September 30, 2014.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2015	2014	2015	2014

Income before net investment gains (losses)	$211	$155	$479	$708
Net investment gains (losses)	(29)	24	(18)	39
Income from continuing operations	182	179	461	747
Discontinued operations, net	-	29	-	(364)
Net income attributable to Loews Corporation	$182	$208	$461	$383
Net income per share:
Income from continuing operations	$0.50	$0.47	$1.25	$1.94
Discontinued operations, net	-	0.08	-	(0.94)
Net income per share	$0.50	$0.55	$1.25	$1.00

	September 30,		Year Ended
	2015	2014	December 31, 2014

Book value per share	$52.52	$52.01	$51.70
Book value per share excluding AOCI	52.59	50.32	50.95

Three Months Ended September 30, 2015 Compared to 2014

Income from continuing operations for the three months ended September 30, 2015 was $182 million, or $0.50 per share, compared to $179 million, or $0.47 per share, in the 2014 third quarter. Income from continuing operations increased primarily due to higher earnings at Diamond Offshore Drilling, Inc. and Boardwalk Pipeline Partners, LP.

CNA’s earnings declined primarily due to lower limited partnership investment results and realized investment losses versus realized gains in the prior year quarter. Improved underwriting results driven by higher favorable net prior year development partially offset the negative related to the investment portfolio.

Diamond Offshore’s earnings increase stemmed from the absence in 2015 of the $55 million asset impairment charge (after tax and noncontrolling interests) in 2014 related to the carrying value of six drilling rigs. Excluding this charge, earnings declined primarily due to lower rig utilization and increased depreciation and interest expense. In addition, earnings were impacted by a $20 million impairment charge to write-off all goodwill associated with the Company’s investment in Diamond Offshore. These decreases were partially offset by significantly reduced contract drilling expenses.

Boardwalk Pipeline’s earnings increased primarily due to new rates taking effect as a result of the Gulf South rate case and a franchise tax refund related to settlement of prior tax periods, partially offset by increased depreciation and interest costs.

Loews Hotels’ earnings increased primarily due to higher income from Universal Orlando joint venture properties.

Discontinued operations in 2014 included a favorable adjustment to the impairment charge at HighMount.

Nine Months Ended September 30, 2015 Compared to 2014

Income from continuing operations for the nine months ended September 30, 2015 was $461 million, or $1.25 per share, compared to $747 million, or $1.94 per share, in the prior year period. Income from continuing operations decreased primarily due to lower earnings at CNA and Diamond Offshore and lower parent company investment income as a result of lower performance of equities and derivative related securities in the trading portfolio and decreased results from limited partnership investments.

CNA’s earnings declined year-over-year because of lower limited partnership results and an $84 million charge ($49 million after tax and noncontrolling interests) in the second quarter of 2015 related to a retroactive reinsurance agreement to cede its legacy asbestos and environmental pollution liabilities. The year-over-year earnings comparison was also impacted by a gain of $86 million ($50 million after tax and noncontrolling interests) in 2014 from a postretirement plan curtailment. The decline in the nine months of 2015 as compared to the prior year was partially offset by improved underwriting results driven by higher favorable net prior year development.

Diamond Offshore’s earnings decreased primarily due to an asset impairment charge of $158 million (after tax and noncontrolling interests) in the first quarter of 2015 related to the carrying value of eight drilling rigs as well as lower rig utilization, the goodwill charge discussed above and increased depreciation and interest expense. Diamond Offshore recognized a $55 million asset impairment charge (after tax and noncontrolling interests) in the 2014 period.

Boardwalk Pipeline’s earnings increase stemmed from the impact of a $55 million charge (after tax and noncontrolling interests) in 2014 related to the write off of all capitalized costs associated with the terminated Bluegrass project as well as for the reasons discussed in the three month comparison above.  Absent this charge, earnings decreased primarily due to the unusually cold and sustained winter of 2014 as compared to the relatively normal 2015 winter season and lower natural gas storage revenues.

Loews Hotels’ earnings increased primarily due to higher income from Universal Orlando joint venture properties partially offset by higher interest expense.

Discontinued operations in 2014 included impairment charges related to the sale of both CNA’s former life insurance subsidiary and HighMount.

SHARE REPURCHASES

At September 30, 2015, there were 356.9 million shares of Loews common stock outstanding. During the three and nine months ended September 30, 2015, the Company repurchased 8.7 million and 16.3 million shares of its common stock at an aggregate cost of $328 million and $633 million. From October 1, 2015 to October 30, 2015, the Company repurchased an additional 3.3 million shares of its common stock at an aggregate cost of $120 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 54504982. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available at www.cna.com. Those interested in participating in the question and answer session should dial (888) 299-7209, or for international callers, (719) 325-2494.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for today at 9:30 a.m. ET. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (855) 793-3255 or for international callers, (631) 485-4925. The conference ID number is 54271918.

A conference call to discuss the third quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (800) 247-9979, or for international callers, (973) 321-1100. The conference ID number is 60130700.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Resorts. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
(In millions)	Three Months		Nine Months
	2015	2014	2015	2014
Revenues:
CNA Financial	$2,203	$2,374	$6,874	$7,249
Diamond Offshore	608	737	1,867	2,148
Boardwalk Pipeline	296	279	925	931
Loews Hotels	146	126	452	343
Investment income (loss) and other	(34)	(30)	6	68
	3,219	3,486	10,124	10,739
Investment gains (losses) – CNA Financial	(50)	37	(42)	65
Total	$3,169	$3,523	$10,082	$10,804
Income (Loss) Before Income Tax:
CNA Financial (a)	$284	$258	$755	$896
Diamond Offshore (b)	139	82	(42)	362
Boardwalk Pipeline (c)	48	28	163	105
Loews Hotels	1	-	25	14
Investment income (loss), net	(35)	(29)	4	68
Other (d)	(39)	(37)	(115)	(111)
	398	302	790	1,334
Investment gains (losses) – CNA Financial	(50)	37	(42)	65
Total	$348	$339	$748	$1,399
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$190	$164	$513	$584
Diamond Offshore (b)	47	25	(34)	136
Boardwalk Pipeline (c)	18	8	55	7
Loews Hotels	2	-	15	8
Investment income (loss), net	(22)	(18)	4	46
Other (d)	(24)	(24)	(74)	(73)
	211	155	479	708
Investment gains (losses) – CNA Financial	(29)	24	(18)	39
Income from continuing operations	182	179	461	747
Discontinued operations, net (e)	-	29	-	(364)
Net income attributable to Loews Corporation	$182	$208	$461	$383

(a)
Includes a charge of $84 million ($49 million after tax and noncontrolling interests) for the nine months ended September 30, 2015 related to retroactive reinsurance accounting for the Loss Portfolio Transfer. Includes a loss of $31 million (after noncontrolling interests) related to a coinsurance agreement entered into on a separate small block of annuity business outside of Continental Assurance Company for the three and nine months ended September 30, 2014 and an $86 million curtailment gain ($50 million after tax and noncontrolling interests) related to a negative plan amendment and the re-measurement of postretirement benefit obligations at CNA for the nine months ended September 30, 2014.

(b)
Includes an asset impairment charge of $361 million ($159 million after tax and noncontrolling interests) for the nine months ended September 30, 2015 related to the carrying value of eight drilling rigs and an asset impairment charge of $109 million ($55 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2014 related to the carrying value of six drilling rigs.

(c)
Includes a loss of $94 million ($55 million after tax and noncontrolling interests) for the nine months ended September 30, 2014 to write off all capitalized costs associated with the terminated Bluegrass project.

(d)	Consists primarily of corporate interest expense and other unallocated expenses.
(e)	See table on page six for a summary of items comprising discontinued operations for 2014.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
(In millions, except per share data)	Three Months		Nine Months
	2015	2014	2015	2014
Revenues:
Insurance premiums	$1,751	$1,810	$5,173	$5,427
Net investment income	321	451	1,419	1,625
Investment gains (losses)	(50)	37	(42)	65
Contract drilling revenues	599	728	1,816	2,063
Other	548	497	1,716	1,624
Total	3,169	3,523	10,082	10,804

Expenses:
Insurance claims and policyholders’ benefits (a)	1,200	1,354	4,008	4,241
Contract drilling expenses	276	400	971	1,165
Other (b) (c) (d)	1,345	1,430	4,355	3,999
Total	2,821	3,184	9,334	9,405

Income before income tax	348	339	748	1,399
Income tax expense	(66)	(99)	(170)	(347)
Income from continuing operations	282	240	578	1,052
Discontinued operations, net of income tax	-	29	-	(384)
Net income	282	269	578	668
Amounts attributable to noncontrolling interests	(100)	(61)	(117)	(285)
Net income attributable to Loews Corporation	$182	$208	$461	$383

Net income attributable to Loews Corporation
Income from continuing operations	$182	$179	$461	$747
Discontinued operations, net (e)	-	29	-	(364)
Net income	$182	$208	$461	$383

Diluted income per share:
Income from continuing operations	$0.50	$0.47	$1.25	$1.94
Discontinued operations, net	-	0.08	-	(0.94)
Diluted income per share attributable to Loews Corporation	$0.50	$0.55	$1.25	$1.00

Weighted diluted number of shares	361.10	381.19	368.03	385.19

(a)
Includes a charge of $84 million ($49 million after tax and noncontrolling interests) for the nine months ended September 30, 2015 related to retroactive reinsurance accounting for the Loss Portfolio Transfer.

(b)
Includes a loss of $31 million (after noncontrolling interests) related to a coinsurance agreement entered into on a separate small block of annuity business outside of Continental Assurance Company for the three and nine months ended September 30, 2014 and an $86 million curtailment gain ($50 million after tax and noncontrolling interests) related to a negative plan amendment and the re-measurement of postretirement benefit obligations at CNA for the nine months ended September 30, 2014.

(c)
Includes an asset impairment charge of $361 million ($159 million after tax and noncontrolling interests) for the nine months ended September 30, 2015 related to the carrying value of eight drilling rigs and an asset impairment charge of $109 million ($55 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2014 related to the carrying value of six drilling rigs.

(d)
Includes a loss of $94 million ($55 million after tax and noncontrolling interests) for the nine months ended September 30, 2014 to write off all capitalized costs associated with the terminated Bluegrass project.

(e)	See table on page six for a summary of items comprising discontinued operations for 2014.

Loews Corporation and Subsidiaries
Discontinued Operations Review

	September 30, 2014
(In millions)	Three Months	Nine Months
CNA Financial
Continental Assurance Company (“CAC”) operations	$-	$12
Impairment loss on sale of CAC	4	(189)
CNA Financial - Discontinued operations, net	4	(177)

HighMount
Operations	(5)	(31)
Ceiling test impairment	-	(19)
Impairment loss on sale	30	(137)
HighMount – Discontinued operations, net	25	(187)

Discontinued operations, net	$29	$(364)